Sommer & Barnard, PC
                         Attorneys At Law
                       4000 Bank One Tower
                       111 Monument Circle
                     Indianapolis, IN  46204
                      Phone:  (317)630-4000
                       Fax:  (317)236-9802



                           May 20, 1997


Control Devices, Inc.
228 Northeast Road
Standish, Maine 04084

Ladies and Gentlemen:

     You have requested our opinion in connection with the Form S-8 Registration Statement which is being filed with the Securities and Exchange Commission by Control Devices, Inc. ("CDI"), with respect to the shares of the Common Stock, no par value, of CDI (the
"Shares") to be issued pursuant to the Control Devices, Inc.
Employee Stock Purchase Plan (the "Plan").

     We have examined such records and documents, and have made such investigations of law and fact as we have deemed necessary in the circumstances. Based on that examination and investigation, it is our opinion that, when issued in accordance with the Plan and in compliance with the Securities Act of 1933, as amended, and applicable state Blue Sky laws, the Shares will have been duly authorized, validly issued, fully paid and not subject to further assessment.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                   Sincerely,

                                   Sommer & Barnard, PC

                                   SOMMER & BARNARD, PC

S&B/pas